Exhibit 99.1

Westrock Coffee Reports Third Quarter 2022 Results and Provides Update on Extract and Ready-to-Drink Production Capabilities

Net Sales for the Third Quarter of 2022 Increase by 27% Compared to the Third Quarter of 2021

Net Loss of $13.0 Million and Adjusted EBITDA of $17.9 Million for the Third Quarter of 2022, Representing Adjusted EBITDA Growth of 33% Compared to the Third Quarter of 2021

Acceleration of Phase II Capital Equipment Expansion of Conway, AR Extract and RTD Facility

Strategic Acquisition of West Coast-Based Kohana Coffee Accelerates Westrock Coffee’s Extract and RTD Capabilities

Little Rock, Ark. (November 14, 2022) – Westrock Coffee Company (Nasdaq: WEST) (“Westrock Coffee” or “the Company”) today reported financial results for the third quarter ended September 30, 2022 and announced updates regarding its near and long-term extract and ready-to-drink (“RTD”) production capabilities.

Third Quarter 2022 Highlights

●	Consolidated net sales were $230.3 million for the third quarter of 2022, an increase of $49.0 million, or 27% compared to the third quarter of 2021.
●	Consolidated gross profit was $41.1 million for the third quarter of 2022, an increase of $2.9 million, or 7% compared to the third quarter of 2021.
●	Net loss for the period was $13.0 million compared to a net loss of $3.9 million for the same period in 2021. The $13.0 million net loss for the third quarter of 2022 included $4.0 million of acquisition, restructuring and integration expense, $5.2 million of non-cash expense from the change in fair value of warrant liabilities, and $5.9 million of interest expense related to the early extinguishment of debt.
●	Adjusted EBITDA was $17.9 million for the third quarter of 2022, an increase of $4.4 million, or 33% compared to the third quarter of 2021.
●	At September 30, 2022, the Company had approximately $266 million of unrestricted cash and undrawn borrowings available under its revolving credit facility.

Scott T. Ford, CEO and Co-founder stated, “Our third quarter results again highlight the product mix shift we are seeing across our business. The year-over-year growth in our single serve cup volumes drove Adjusted EBITDA growth of 33% in the third quarter. We held higher expectations for our core coffee and tea business but that was obviously impacted by the negative effects of inflation as both our customer volume demand and our manufacturing costs reflected the rapid acceleration of price increases in fuel, food, materials, and labor. Fortunately, we were able to partially mitigate these impacts through operational efficiencies, and we expect to recapture many of these cost increases over the next several quarters as our cost pass-through contracts typically reset six months in arrears.”

Quarterly Results

Consolidated net sales for the third quarter of 2022 increased 27% to $230.3 million, compared to $181.3 million for the third quarter of 2021 due to an increase in single serve cup volume and an increase in underlying green coffee prices, partially offset by a decrease in roast and ground coffee volumes. Consolidated gross profit grew 7% to $41.1 million, compared to $38.3 million for the third quarter of 2021. Net loss for the third quarter of 2022 was $13.0 million, compared to a net loss of $3.9 million for the third quarter of 2021, and included $4.0 million of acquisition, restructuring and integration expense, $5.2 million of non-cash expense from the change in fair value of warrant liabilities, and $5.9 million of interest expense related to the early extinguishment of debt.

Adjusted EBITDA for the third quarter of 2022 was $17.9 million, representing Adjusted EBITDA growth of 33% when compared to the prior year third quarter, driven by our increased gross profit, coupled with improved expense management, primarily driven by personnel costs savings, partially offset by higher professional fees.

Westrock Coffee’s Beverage Solutions segment contributed $173.5 million of net sales and $15.9 million of Adjusted EBITDA for the third quarter of 2022, compared to $138.8 million and $11.5 million, respectively, for the third quarter of 2021. This represents year-over-year net sales growth of 25%, primarily driven by a 59% increase in single serve cup volumes and an increase in underlying green coffee prices, partially offset by a 9% decrease in roast and ground coffee volumes, driven in part by higher inflation impacting end-customer demand. Year-over-year Adjusted EBITDA grew 39%.

Net sales in the Company’s Sustainable Sourcing & Traceability (“SS&T”) segment, net of intersegment revenues, grew to $56.8 million in the third quarter of 2022, compared to $42.4 million in the third quarter of 2021, driven by an increase in average green coffee prices during the third quarter of 2022 compared to the third quarter of 2021. Westrock Coffee’s SS&T segment contributed $2.0 million of Adjusted EBITDA in both the third quarter of 2022 and 2021.

At September 30, 2022, the Company had approximately $266 million of unrestricted cash and undrawn borrowings available under its revolving credit facility.

For the nine months ended September 30, 2022, the Company has generated $640.1 million in net sales, a net loss of $23.5 million, and $42.6 million of Adjusted EBITDA. While that represents year-over-year growth of 26% in net sales and 29% in Adjusted EBITDA, it is approximately $69.0 million in net sales and $8.4 million in Adjusted EBITDA behind where the Company previously planned to be at the end of the third quarter of 2022. Given the continued uncertainty in the macroeconomic outlook, the Company is updating guidance for 2022 net sales to a range of $850.0 million to $890.0 million and Adjusted EBITDA to a range of $60.0 million to $63.0 million.

Conway Phase II Acceleration

The Company announced today that given the strong customer demand for the originally planned and announced Phase I capacity of its new Conway, Arkansas extract and RTD facility, the Company is accelerating capital spending that was originally slated for Phase II of the project into Phase I. The Company will now be adding a state-of-the-art extraction technology system, a multi-serve bottling line, and Bag-in-a-Box packaging lines to its Phase I projects that previously included a standard extraction system and high-speed glass bottle and canning lines. The Company now expects to incur approximately $275 million of capital expenditures over the next 3 years to complete the enhanced build-out of Phase I and Phase II. While not impacting guidance during fiscal 2023 or 2024, this additional $90 million in capital expenditures above the amount previously forecasted for the Conway facility, positions the Company for continued volume and Adjusted EBITDA growth in 2025 and beyond.

Renovation of the facility has begun in earnest with the Company making initial deposits on equipment and the commencement of work by the general contractor in the 524,000 square foot facility. The official ground-breaking ceremony took place on November 9, 2022. In addition, the Company has made significant progress in hiring the operations team who will manage the buildout of the facility and operate the facility once it is commissioned. This includes key hires in manufacturing, maintenance, and quality assurance. The plant is scheduled to enter commercial production in the first half of 2024.

Kohana Acquisition Highlights

The Company also announced today that it completed the acquisition of Kohana Coffee, LLC (“Kohana Coffee”). Kohana Coffee is an extract and RTD focused business in Richmond, California serving numerous retailers and CPG coffee brands.

●	The acquisition of Kohana Coffee allows Westrock Coffee to accelerate the development, production, and distribution of RTD products in cans and multi-serve bottles to customers of both Kohana Coffee and Westrock Coffee.
●	The owners of Kohana Coffee, Jonathan Reinemund and his father, Steve Reinemund, have become shareholders of Westrock Coffee. Steve Reinemund is the former CEO of PepsiCo, Inc.

Mr. Ford, commented, “We are thrilled to welcome the Kohana Coffee team to Westrock Coffee. The addition of Kohana Coffee will further our collective efforts to build and efficiently operate the preeminent integrated coffee, tea, flavors, extracts, and ingredients-based supply chain in the world. Their manufacturing facility on the West Coast not only adds to our RTD and multi-serve bottling capabilities, but also adds significant capacity to our extract manufacturing. Even more importantly, they have a fantastic stable of customers and a knowledgeable, experienced work force.”

Steve Reinemund said, “It is very exciting for Jonathan and me to join as shareholders of Westrock Coffee, not only for the commercial prospects that the combined business offers, but also for the measurable impact that this business has on the farmers who produce the crops upon which we all depend. Jonathan and I remain extremely bullish on the RTD coffee category and look forward to our new partnership with Westrock Coffee.”

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Conference Call Details

Westrock Coffee will host a conference call and webcast at 4:15 p.m. ET today to discuss this release. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BI80a73b5e478a4b6d9dbf1df87bd942c8 and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events and Presentations” section of the Company’s Investor Relations website at https://investors.westrockcoffee.com/. An archived replay of the webcast will be available shortly after the live event has concluded and will be available for a minimum of 14 days.

About Westrock Coffee

Westrock Coffee is a leading integrated coffee, tea, flavors, extracts, and ingredients solutions provider in the United States, providing coffee sourcing, supply chain management, product development, roasting, packaging, and distribution services to the retail, food service and restaurant, convenience store and travel center, non-commercial account, CPG, and hospitality industries around the world. With offices in 10 countries, the company sources coffee and tea from 35 origin countries.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the build-out of the Company's Conway, Arkansas extract and RTD facility, the plans, objections, expectations, and intentions of Westrock Coffee, the anticipated benefits of the acquisition of Kohana Coffee, LLC, and other statements that are not historical facts. These statements are based on information available to Westrock Coffee as of the date hereof and Westrock Coffee is not under any duty to update any of the forward-looking statements after the date of this communication to conform these statements to actual results. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the management of Westrock Coffee as of the date hereof and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and should not be relied on by an investor, or others, as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Westrock Coffee. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, changes in domestic and foreign business, market, financial, political, and legal conditions; risks relating to the uncertainty of the projected financial information with respect to Westrock Coffee; risks related to the rollout of Westrock Coffee's business and the timing of expected business milestones; the effects of competition on Westrock Coffee's business; the ability of Westrock Coffee to issue equity or equity-linked securities or obtain debt financing in the future; the risk that Westrock Coffee fails to fully realize the potential benefits of acquisitions or has difficulty successfully integrating acquired companies, including Kohana Coffee, LLC; the availability of equipment and the timely performance by suppliers involved with the build-out of the Conway, Arkansas facility; the loss of significant customers; and those factors discussed in Westrock Coffee’s registration statement on Form S-1, which was initially filed with the United States Securities and Exchange Commission (the “SEC”) on September 20, 2022, under the heading “Risk Factors”, and other documents Westrock Coffee has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Westrock Coffee does not presently know, or that Westrock Coffee currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements reflect Westrock Coffee's expectations, plans, or forecasts of future events and views as of the date of this communication. Westrock Coffee anticipates that subsequent events and developments will cause Westrock Coffee's assessments to change. However, while Westrock Coffee may elect to update these forward-looking statements at some point in the future, Westrock Coffee specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as a representation of Westrock Coffee's assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Media:

ICR for Westrock: Westrock@icrinc.com

Investor Relations:

ICR for Westrock: WestrockIR@icrinc.com

Westrock Coffee Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Thousands, except par value)	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$90,984	$19,344
Restricted cash	4,562	3,526
Accounts receivable, net of allowance for credit losses of $2,747 and $3,749, respectively	98,380	85,795
Inventories	162,245	109,166
Derivative assets	13,696	13,765
Prepaid expenses and other current assets	10,238	6,410
Total current assets	380,105	238,006

Property, plant and equipment, net	134,131	127,613
Goodwill	97,053	97,053
Intangible assets, net	120,949	125,914
Other long-term assets	17,850	4,434
Total Assets	$750,088	$593,020

LIABILITIES, CONVERTIBLE PREFERRED SHARES, REDEEMABLE UNITS, AND SHAREHOLDERS' EQUITY (DEFICIT)
Current maturities of long-term debt	$12,011	$8,735
Short-term debt	61,806	4,510
Short-term related party debt	—	34,199
Accounts payable	110,651	80,405
Derivative liabilities	5,357	14,021
Accrued expenses and other current liabilities	36,569	26,370
Total current liabilities	226,394	168,240

Long-term debt, net	164,671	277,064
Subordinated related party debt	—	13,300
Deferred income taxes	16,326	25,515
Warrant liabilities	32,333	—
Other long-term liabilities	11,217	3,028
Total liabilities	450,941	487,147

Commitments and contingencies

Series A Convertible Preferred Shares, $0.01 par value, 24,000 shares authorized, 23,588 shares issued and outstanding, $11.50 liquidation value	273,620	—
Series A Redeemable Common Equivalent Preferred Units: $0.00 par value, 222,150 units authorized, no units and 222,150 units issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	264,729
Series B Redeemable Common Equivalent Preferred Units: $0.00 par value, 17,000 units authorized, no units and 17,000 units issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	17,142

Shareholders' Equity (Deficit) (1)
Preferred stock, $0.01 par value, 26,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 73,034 shares issued and outstanding at September 30, 2022; $0.00 par value, 39,389 shares authorized, 34,523 shares issued and outstanding at December 31, 2021	730	345
Additional paid-in-capital	316,537	60,628
Accumulated deficit	(296,442)	(251,725)
Accumulated other comprehensive income	1,923	12,018
Total shareholders' equity (deficit) attributable to Westrock Coffee Company	22,748	(178,734)
Noncontrolling interest	2,779	2,736
Total shareholders' equity (deficit)	25,527	(175,998)

Total Liabilities, Convertible Preferred Shares, Redeemable Units and Shareholders' Equity (Deficit)	$750,088	$593,020

(1) Retroactively restated for de-SPAC merger transaction.

Westrock Coffee Company

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands, except per share data)	2022	2021	2022	2021
Net sales	$230,308	$181,277	$640,149	$507,752
Costs of sales	189,169	142,993	521,681	401,980
Gross profit	41,139	38,284	118,468	105,772

Selling, general and administrative expense	31,223	32,803	101,332	96,309
Acquisition, restructuring and integration expense	3,959	1,829	8,746	3,772
Loss (gain) on disposal of property, plant and equipment	459	(390)	748	(147)
Total operating expenses	35,641	34,242	110,826	99,934
Income from operations	5,498	4,042	7,642	5,838

Other (income) expense
Interest expense	13,404	8,614	30,265	24,283
Change in fair value of warrant liabilities	5,215	—	5,215	—
Other, net	325	114	(785)	(124)
Loss before income taxes	(13,446)	(4,686)	(27,053)	(18,321)
Income tax benefit	(428)	(796)	(3,511)	(2,239)
Net loss	$(13,018)	$(3,890)	$(23,542)	$(16,082)
Net (loss) income attributable to non-controlling interest	(22)	97	43	433
Net loss attributable to shareholders	(12,996)	(3,987)	(23,585)	(16,515)
Loss on extinguishment of Redeemable Common Equivalent Preferred Units, net	(2,870)	—	(2,870)	—
Common equivalent preferred dividends	(4,380)	—	(4,380)	—
Accumulating preferred dividends	—	(6,109)	(13,882)	(17,957)
Net loss attributable to common shareholders	$(20,246)	$(10,096)	$(44,717)	$(34,472)

Loss per common share(1):
Basic	$(0.41)	$(0.29)	$(1.12)	$(1.00)
Diluted	$(0.41)	$(0.29)	$(1.12)	$(1.00)

Weighted-average number of shares outstanding(1):
Basic	49,795	34,523	39,819	34,455
Diluted	49,795	34,523	39,819	34,455

(1) Retroactively restated for de-SPAC merger transaction.

Westrock Coffee Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(Thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(23,542)	$(16,082)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,782	18,386
Equity-based compensation	1,184	918
Paid-in-kind interest added to debt principal	295	1,452
Provision for credit losses	1,286	119
Amortization of deferred financing fees included in interest expense	1,350	1,361
Write-off of unamortized deferred financing fees	4,296	—
Loss on debt extinguishment	1,580	—
Loss (gain) on disposal of property, plant and equipment	748	(147)
Mark-to-market adjustments	793	(1,979)
Change in fair value of warrant liabilities	5,215	—
Foreign currency transactions	355	190
Deferred income tax (benefit) expense	(3,511)	(2,239)
Change in operating assets and liabilities:
Accounts receivable	(13,891)	(16,622)
Inventories	(61,180)	(20,548)
Derivative assets and liabilities	(14,661)	8,512
Prepaid expense and other assets	(14,944)	(1,301)
Accounts payable	29,834	16,931
Accrued liabilities and other	7,477	2,867
Net cash used in operating activities	(59,534)	(8,182)
Cash flows from investing activities:
Additions to property, plant and equipment	(22,966)	(12,545)
Additions to intangible assets	(135)	(244)
Proceeds from sale of property, plant and equipment	3,300	1,060
Net cash used in investing activities	(19,801)	(11,729)
Cash flows from financing activities:
Payments on debt	(407,384)	(74,881)
Proceeds from debt	319,100	90,980
Proceeds from related party debt	11,700	—
Debt extinguishment costs	(1,580)	—
Payment of debt issuance costs	(6,007)	(597)
Proceeds from de-SPAC merger and PIPE financing	255,737	—
Payment of common equity issuance costs	(24,220)	—
Payment of preferred equity issuance costs	(1,250)	—
Net proceeds from repurchase agreements	10,951	—
Common equivalent preferred dividends	(4,380)	—
Net unit settlement	(477)	(162)
Net cash provided by financing activities	152,190	15,340
Effect of exchange rate changes on cash	(179)	113
Net increase (decrease) in cash and cash equivalents and restricted cash	72,676	(4,458)
Cash and cash equivalents and restricted cash at beginning of period	22,870	18,652
Cash and cash equivalents and restricted cash at end of period	$95,546	$14,194

Supplemental non-cash investing and financing activities:
Property, plant and equipment acquired but not yet paid	$596	$—
Accumulating preferred dividends	$13,882	$17,957
Exchange of Redeemable Common Equivalent Preferred Units for Series A Convertible Preferred Shares	$271,539	$—
Exchange of Redeemable Common Equivalent Preferred Units for common shares	$24,214	$—
Related party debt exchanged for common shares	$25,000	$—
Loss on extinguishment of Common Equivalent Preferred Units	$2,870	$—

Westrock Coffee Company

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands)	2022	2021	2022	2021
Net loss	$(13,018)	$(3,890)	$(23,542)	$(16,082)
Interest expense	13,404	8,614	30,265	24,283
Income tax benefit	(428)	(796)	(3,511)	(2,239)
Depreciation and amortization	5,816	6,072	17,782	18,386
EBITDA	5,774	10,000	20,994	24,348
Acquisition, restructuring and integration expense	3,959	1,829	8,746	3,772
Change in fair value of warrant liabilities	5,215	—	5,215	—
Management and consulting fees (S&D Coffee, Inc. acquisition)	834	1,591	3,035	4,791
Equity-based compensation	705	306	1,184	918
Mark-to-market adjustments	543	(4)	793	(1,979)
Loss (gain) on disposal of property, plant and equipment	459	(390)	748	(147)
Other	424	147	1,885	1,268
Adjusted EBITDA	$17,913	$13,479	$42,600	$32,971

Beverage Solutions	15,885	11,462	38,776	29,924
Sustainable Sourcing & Traceability	2,028	2,017	3,824	3,047
Total of Reportable Segments	$17,913	$13,479	$42,600	$32,971

Westrock Coffee Company

Reconciliation of Segment Results

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands)	2022	2021	2022	2021
Net Sales
Beverage Solutions	$173,486	$138,838	$492,712	$400,506
Sustainable Sourcing & Traceability[1]	56,822	42,439	147,437	107,246
Total of Reportable Segments	$230,308	$181,277	$640,149	$507,752

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands)	2022	2021	2022	2021
Gross Profit
Beverage Solutions	$37,120	$34,003	$108,395	$94,528
Sustainable Sourcing & Traceability	4,019	4,281	10,073	11,244
Total of Reportable Segments	$41,139	$38,284	$118,468	$105,772

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands)	2022	2021	2022	2021
Adjusted EBITDA
Beverage Solutions	$15,885	$11,462	$38,776	$29,924
Sustainable Sourcing & Traceability	2,028	2,017	3,824	3,047
Total of Reportable Segments	$17,913	$13,479	$42,600	$32,971

1 - Net of intersegment revenues

Non-GAAP Financial Measures

We refer to EBITDA and Adjusted EBITDA in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). While we believe that net (loss) income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA and Adjusted EBITDA are important non-GAAP supplemental measures of operating performance as they contribute to a meaningful evaluation of the Company’s future operating performance and comparisons to the Company’s past operating performance. Additionally, we use these non-GAAP financial measures in evaluating the performance of our segments, to make operational and financial decisions and in our budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance.

We define “EBITDA” as net (loss) income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA before equity-based compensation expense and the impact, which may be recurring in nature, of acquisition, restructuring and integration related costs, including management services and consulting agreements entered into in connection with the acquisition of S&D Coffee, Inc., impairment charges, changes in the fair value of warrant liabilities, non-cash mark-to-market adjustments, certain costs specifically excluded from the calculation of EBITDA under our material debt agreements, such as facility start-up costs, the write-off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, gains or losses on dispositions, and other similar or infrequent items (although we may not have had such charges in the periods presented). We believe EBITDA and Adjusted EBITDA are important supplemental measures to net (loss) income because they provide additional information to evaluate our operating performance on an unleveraged basis. In addition, Adjusted EBITDA is calculated similar to defined terms in our material debt agreements used to determine compliance with specific financial covenants.

Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should be viewed in addition to, and not be considered as alternatives for, net (loss) income determined in accordance with GAAP. Further, our computations of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies that define EBITDA and Adjusted EBITDA differently than we do.

To the extent the Company provides Adjusted EBITDA guidance, it cannot provide a reconciliation of its forecasted non-GAAP measure to forecasted GAAP net income without unreasonable effort due to the inability to provide reliable estimates of certain items outside the Company’s control. Such items include the impacts of non-cash gains or losses resulting from mark-to-market adjustments of derivatives and the change in fair value of warrant liabilities, among others.